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Exhibit 3

        Æterna Zentaris Inc.
(previously Æterna Laboratories Inc.)

Consolidated Financial Statements
 December 31, 2004, 2003 and 2002

PricewaterhouseCoopers LLP
Chartered Accountants
Place de la Cité, Tour Cominar
2640 Laurier Boulevard, Suite 1700
Sainte-Foy, Quebec
Canada G1V 5C2
Telephone +1 (418) 522 7001
Facsimile +1 (418) 522 5663

Report of Independent Auditors

To the Shareholders of
Æterna Zentaris Inc.

We have audited the consolidated balance sheets of Æterna Zentaris Inc. as at December 31, 2004 and 2003 and the consolidated statements of operations, deficit, other capital and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Quebec, Quebec, Canada
February 25, 2005, except as to note 25c) dated March 10, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

ÆTERNA ZENTARIS INC.
Consolidated Balance Sheets
(expressed in thousands of Canadian dollars)

	As at December 31,
	2004 $	2003 $
Assets
Current assets
Cash and cash equivalents	28,533	22,414
Short-term investments (note 22)	29,557	41,953
Accounts receivable (note 5)
Trade	51,973	42,569
Other (note 6)	6,315	5,622
Inventory (notes 5 and 7)	21,382	16,169
Prepaid expenses	3,068	3,314
Future income tax assets (note 19)	3,906	2,604

	144,734	134,645
Property, plant and equipment (notes 9 and 18)	19,899	19,599
Deferred charges and other long-term assets (note 8)	6,785	1,322
Intangible assets (notes 10 and 18)	75,490	65,513
Goodwill (note 11)	86,137	61,184
Future income tax assets (note 19)	16,183	13,516

	349,228	295,779

Liabilities
Current liabilities
Accounts payable and accrued liabilities (note 12)	50,241	53,062
Income taxes	7,338	3,490
Balances of purchase price (note 4)	2,553	1,113
Current portion of long-term debt	12,133	3,777

	72,265	61,442
Deferred revenues	25,557	10,563
Convertible term loans (note 13)	24,890	19,920
Long-term debt (note 14)	39,365	15,132
Employee future benefits (note 15)	7,502	6,658
Future income tax liabilities (note 19)	24,590	25,991
Non-controlling interest	34,767	29,952

	228,936	169,658

Shareholders' Equity
Share capital (note 16)	189,274	187,601
Other capital	8,741	7,486
Deficit	(78,770)	(73,011)
Cumulative translation adjustment	1,047	4,045

	120,292	126,121

	349,228	295,779

Subsequent events (note 25)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

(Signed)		Director	(Signed)		Director
	Éric Dupont			Gérard Limoges

ÆTERNA ZENTARIS INC.
Consolidated Statements of Deficit
(expressed in thousands of Canadian dollars)

	Years Ended December 31,
	2004 $	2003 $	2002 $
Balance — Beginning of year	73,011	44,864	19,082
Net loss for the year	5,759	28,147	25,782

Balance — End of year	78,770	73,011	44,864

Consolidated Statements of Other Capital
(expressed in thousands of Canadian dollars)

	Years Ended December 31,
	2004 $	2003 $	2002 $
Balance — Beginning of year	7,486	854	—
Conversion option related to convertible term loans (note 13)	—	6,187	—
Stock-based compensation costs (note 16e)	1,395	445	107
Exercise of stock options (note 16c)	(140)	—	—
Issuance of warrants	—	—	747

Balance — End of year	8,741	7,486	854

The accompanying notes are an integral part of these consolidated financial statements.

ÆTERNA ZENTARIS INC.
Consolidated Statements of Operations
(expressed in thousands of Canadian dollars, except share and per share data)

	Years Ended December 31,
	2004 $	2003 $	2002 $
Revenues	233,248	166,413	101,204

Operating expenses
Cost of sales	134,535	98,048	77,443
Selling, general and administrative	42,198	29,103	17,777
Research and development costs	31,713	45,347	26,062
Research and development tax credits and grants (note 18)	(1,346)	(1,223)	(1,933)
Depreciation and amortization
Property, plant and equipment	3,190	3,745	1,992
Intangible assets	5,788	5,676	429

	216,078	180,696	121,770

Earnings (loss) from operations	17,170	(14,283)	(20,566)

Other revenues (expenses)
Interest income	1,359	2,146	3,079
Interest expense
Long-term debt and convertible term loans	(8,070)	(4,113)	(485)
Other	(98)	(722)	(23)
Foreign exchange loss	(920)	(1,574)	(195)

	(7,729)	(4,263)	2,376

Earnings (loss) before income taxes	9,441	(18,546)	(18,190)
Income tax expense (note 19)	(8,285)	(5,932)	(4,425)

Earnings (loss) before the following items	1,156	(24,478)	(22,615)
Gain (loss) on dilution of investments (note 4c, h and l)	(631)	(64)	424
Non-controlling interest	(6,284)	(3,605)	(3,591)

Net loss for the year	(5,759)	(28,147)	(25,782)

Basic and diluted net loss per share (note 2)	(0.13)	(0.65)	(0.67)

Weighted average number of shares outstanding (note 21)	45,569,176	42,993,432	38,584,537

The accompanying notes are an integral part of these consolidated financial statements.

ÆTERNA ZENTARIS INC.
Consolidated Statements of Cash Flows
(expressed in thousands of Canadian dollars)

	Years Ended December 31,
	2004 $	2003 $	2002 $
Cash flows from operating activities
Net loss for the year	(5,759)	(28,147)	(25,782)
Items not affecting cash and cash equivalents
Depreciation and amortization	8,978	9,421	2,421
Stock-based compensation costs	1,556	477	53
Future income taxes	(5,414)	1,866	1,860
Loss (gain) on dilution of investments	631	64	(424)
Non-controlling interest	6,284	3,605	3,591
Employee future benefits	915	528	18
Deferred charges	(2,730)	141	—
Deferred revenues	17,426	(1,177)	—
Accretion on convertible term loans	1,970	1,245	—
Change in non-cash operating working capital items (note 17)	(11,054)	(2,516)	(3,634)

	12,803	(14,493)	(21,897)

Cash flows from financing activities
Issuance (repayment) of promissory note	—	(43,000)	43,000
Net proceeds from the issuance of convertible term loans	—	24,415	—
Payments on balance of purchase price (note 4)	(1,537)	(2,358)	—
Increase in long-term debt	39,883	7,904	—
Repayment of long-term debt	(7,806)	(3,109)	(2,608)
Issuance of warrants	—	—	747
Issuance of shares	1,695	36,580	57,442
Share issue expenses	(161)	(2,557)	(1,324)
Issuance of shares by a subsidiary	1,755	41	2,000

	33,829	17,916	99,257

Cash flows from investing activities
Purchase of short-term investments	(24,800)	(49,464)	(56,658)
Proceeds from the sale of short-term investments	37,133	76,552	29,751
Purchase of long-term investment	(825)	—	—
Business acquisitions, net of cash and cash equivalents acquired (note 4)	(49,566)	(18,839)	(43,474)
Acquisition of a product line	(8)	(40)	(435)
Purchase of property, plant and equipment	(2,124)	(1,194)	(5,146)
Additions to intangible assets	(164)	(628)	(1,423)

	(40,354)	6,387	(77,385)

Net change in cash and cash equivalents	6,278	9,810	(25)
Effect of exchange rate changes on cash and cash equivalents	(159)	110	526
Cash and cash equivalents — Beginning of year	22,414	12,494	11,993

Cash and cash equivalents — End of year	28,533	22,414	12,494

Additional information
Interest paid	2,424	431	466
Income taxes paid	9,457	4,242	1,776

The accompanying notes are an integral part of these consolidated financial statements.

ÆTERNA ZENTARIS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002

(tabular amounts in thousands of Canadian dollars,
except share/option and per share/option data and as otherwise noted)

1      Incorporation, nature of activities and change of corporate name

  Æterna Zentaris Inc. ("Æterna Zentaris" or the "Company"), incorporated under the Canada Business Corporations Act, is organized into three operating segments. The biopharmaceutical segment focuses on the development of novel therapeutic approaches with an extensive product portfolio, including two already marketed and several other products in early and late-stage development in oncology, endocrinology and infectious diseases. Cetrorelix is sold in the United States and Europe to the in vitro fertilization market, and has completed Phase II program for endometriosis and benign prostatic hyperplasia. Miltefosine is sold for black fever and has successfully completed a Phase III trial in parasitic skin disease.

  The Active Ingredients & Specialty Chemicals segment offers value-added products that include high-value proprietary active ingredients developed, acquired or in-licensed and the Health & Nutrition segment which develops, manufactures and markets proprietary health and nutrition finished products. These two segments are operated by Atrium Biotechnologies Inc. and its subsidiaries.

  On May 26, 2004, the Company changed its corporate name from Æterna Laboratories Inc. to Æterna Zentaris Inc.

2      Summary of significant accounting policies

  Basis of presentation

  These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These financial statements differ in certain respects for those prepared in accordance with United States generally accepted principles (US GAAP) and are not intended to provide certain disclosures which would be found in US GAAP financial statements. These measurement differences are described in note 24 "Summary of differences between generally accepted accounting principles in Canada and in the United States". The significant accounting policies, which have been consistently applied, are summarized as follows:

  Basis of consolidation

  The Company's consolidated financial statements include the accounts of the Company and all of its subsidiaries, accounted for using the full consolidation method. Intercompany transactions and related balances have been eliminated. In 2004, Interchemical S.A.S. and Unipex S.A.S. amalgamated under the corporate name of Unipex S.A.S. As at December 31, 2004, the subsidiaries and the Company's percentage of interest are as follows:

	Percentage of interest
Subsidiaries	2004	2003
	%	%
Zentaris GmbH ("Zentaris")	100.00	100.00
Atrium Biotechnologies Inc. ("Atrium")	61.12	61.76
Atrium Biotech USA Inc.	100.00	100.00
Pure Encapsulations, Inc.	100.00	—
Siricie S.A.	100.00	100.00
Unipex Finance S.A.S.	83.78	80.65
Chimiray S.A.S.	100.00	100.00
Unipex S.A.S.	100.00	100.00

  Accounting estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the years. Significant estimates include the allowance for doubtful accounts, provisions for obsolete inventory, future income tax assets, the useful lives of property, plant and equipment, the valuation of intangible assets and goodwill, the fair value of options granted and employee future benefits and certain accrued liabilities. Actual results could differ from those estimates.

  Foreign currency translation

  Foreign subsidiaries

  Zentaris, a German subsidiary of Æterna Zentaris and Atrium Biotech USA Inc., a subsidiary of Atrium, are considered to be integrated foreign operations. As a result, the foreign subsidiaries' accounts are translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate for the year. Gains and losses resulting from translation are reflected in the statement of operations.

  Unipex Finance S.A.S. ("Unipex") and its subsidiaries as well as Siricie S.A., which are all French subsidiaries of Atrium, and Pure Encapsulations, Inc., a subsidiary of Atrium based in the United States, are considered to be self-sustaining foreign operations. As a result, the foreign subsidiaries' financial statements, whose measurement currency is other than the Canadian dollar, are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date and revenues and expenses are translated at the average rate for the year. Gains and losses resulting from translation are deferred in the "Cumulative translation adjustment" account under "Shareholders' Equity".

  Foreign currency transactions

  Transactions denominated in foreign currencies are translated into the relevant measurement currency as follows:

    Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at the monthly average exchange rate. Non-monetary assets and liabilities are translated at historical rates. Gains and losses arising from such translation are reflected in the statements of operations.

  Cash and cash equivalents

  Cash and cash equivalents consist of cash on hand and balances with banks, exclusive of bank advances, as well as all highly liquid short-term investments. The Company considers all highly liquid short-term investments having a term of less than three months at the acquisition date to be cash equivalents.

  Short-term investments

  Short-term investments, which are valued at the lower of amortized cost and market value, consist mainly of bonds which do not meet the Company's definition of cash and cash equivalents.

  Inventory

  Inventory is valued at the lower of cost and market value. Cost is determined using the first in, first out basis. Cost of finished goods and work in progress includes raw materials, labour and manufacturing overhead under the absorption costing method. Market value is defined as replacement cost for raw materials and as net realizable value for finished goods and work in progress.

  Property, plant and equipment and depreciation

  Property, plant and equipment are recorded at cost, net of related government grants and accumulated depreciation. Depreciation is calculated using the following methods and annual rates:

	Methods	Annual rates
		%
Building	Straight-line	5
Equipment	Declining balance and straight-line	20
Office furniture	Declining balance and straight-line	10 and 20
Computer equipment	Straight-line	25 and 33 1/3
Automotive equipment	Straight-line	20

  The carrying value of property, plant and equipment is evaluated whenever significant events occur which may indicate a permanent impairment in value, based upon a comparison of the carrying value to the fair value.

  Deferred charges

  Deferred charges relate to deferred upfront payments made by a subsidiary in connection with research and development collaborations and to financing charges. These deferred charges are included in the statement of operations over the progress of the research and development work related to the contracts and over the term of the convertible term loans, respectively.

  Intangible assets

  Intangible assets with finite useful lives consist of patents, trademarks, licenses, distribution agreements, customer relationships, organization costs, software and Web sites development expenses. Patents and trademarks represent costs, including professional fees, incurred for the filing of patents and the registration of trademarks for product marketing and manufacturing purposes, net of related government grants and accumulated amortization. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives of eight to fifteen years for patents, ten years for trademarks, licenses, distribution agreements and customer relationships, five years for organization costs and three years for software and Web sites development expenses.

  The Company's indefinite-lived intangible assets consist of trademarks resulting from a business acquisition and are not amortized.

  Goodwill

  Goodwill represents the excess of the purchase price over the fair values of the net assets of entities acquired at the respective dates of acquisition. Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the carrying amount, no impairment is necessary. In the event that the carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment's goodwill must be estimated to determine if it is less than its carrying amount. Fair value of goodwill is estimated in the same way as goodwill is determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

  Impairment of long-lived assets

  Property, plant and equipment and intangible assets with finite lives are reviewed for impairment when events or circumstances indicate that costs may not be recoverable. Impairment exists when the carrying value of the asset is greater than the undiscounted future cash flows expected to be provided by the asset. The amount of impairment loss, if any, is the excess of its carrying value over its fair value. Finite-lived assets are written down for any impairment in value of the unamortized portion. As at December 31, 2004, there were no events or circumstances indicating that the carrying value may not be recoverable.

  Intangible assets with indefinite lives are tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment exists when the carrying amount of the intangible asset exceeds its fair value.

  Employee future benefits

  Some of the Company's subsidiaries maintain defined benefit plans and two postemployment benefit plans for their employees. These subsidiaries accrue their obligations under employee benefit plans and the related costs. In this regard, the following policies have been adopted:

  •
  The cost of pension and other retirement benefits earned by employees is actuarially determined using the projected unit credit method and benefit method prorated on length of service and management's best estimate of salary escalation, retirement ages of employees and employee turnover.

  •
  The net actuarial gain (loss) of the benefit obligation is reported in the statement of operations as it arises.

  Deferred revenues

  Deferred revenues relate to upfront payments received by a subsidiary in connection with research cooperation agreements. These revenues are included in the statement of operations based on the progress of the research and development work related to the contracts.

  Revenue recognition

  The biopharmaceutical segment is currently in a phase in which potential products are being further developed or marketed jointly with strategic partners. The existing licensing agreements usually foresee one-time payments (upfront payments), payments for research and development services in the form of cost reimbursements, milestone payments and royalty receipts for licensing and marketing product candidates. Revenues associated with those multiple-element arrangements are allocated to the various elements based on their relative fair value.

  License fees representing non-refundable payments received upon the execution of license agreements are recognized as revenue upon execution of the license agreements when the Company has no significant future performance obligations and collectibility of the fees is assured. Upfront payments received at the beginning of licensing agreements are not recorded as revenue when received but are amortized based on the progress to the related research and development work. Milestone payments, which are generally based on developmental or regulatory events, are recognized as revenue when the milestones are achieved, collectibility is assured, and when there are no significant future performance obligations in connection with the milestones. In those instances where the Company has collected upfront or milestone payments but has ongoing future obligations related to the development of the drug product, revenue recognition is deferred and amortized over the period of its future obligations.

  Royalty revenue is recorded when the amount of the royalty fee is determinable and collection is reasonably assured.

  Revenues from sales of products are recognized, net of estimated sales allowances and rebates, when title passes to customers, which is at the time goods are shipped, when there are no future performance obligations, when the purchase price is fixed and determinable, and collection is reasonably assured.

  Stock-Based Compensation Plans

  On January 1, 2002, the Company adopted the recommendations of Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3870 Stock-Based Compensation and Other Stock-Based Payments. This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation made in exchange for goods and services and requires the use of the fair value method to account for awards to non-employees and direct awards of stock to employees and encourages, but does not require, the use of the fair value method to account for stock-based compensation costs arising from awards to employees. On October 15, 2003, this section was amended to require expensing of all stock-based compensation awards in the financial statements for fiscal years beginning on or after January 1, 2004 with early adoption encouraged. In accordance with the transitional provisions of this section, the Company has decided to adopt the revisions in 2003 and used the prospective method as a transitional method, as permitted under those amendments. According to this method, all stock-based compensation granted since January 1, 2003 have been recorded in the corresponding period without restatement of prior years. However, the Company is still required to provide pro-forma disclosures relating to net loss and net loss per share as if stock-based compensation costs had been recognized in the financial statements using the fair value method for options granted in 2002. These disclosures have been presented in note 16.

  Income taxes

  The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. Changes in the net future income tax assets or liabilities are included in the statement of operations. Future income tax assets and liabilities are measured using substantively enacted and enacted tax rates expected to apply in the years in which the differences are expected to reverse.

  The Company establishes a valuation allowance against future income tax assets if, based on available information, it is not more likely than not that some or all of the future income tax assets will be realized.

  Research and development costs

  Research costs are expensed as incurred. Development costs are expensed as incurred except for those which meet generally accepted criteria for deferral, which are capitalized and amortized against operations over the estimated period of benefit. As at December 31, 2004, no costs have been deferred.

  Research and development tax credits and grants

  The Company is entitled to scientific research and experimental development ("SR&ED") tax credits granted by the Canadian federal government ("Federal") and the government of the Province of Québec ("Provincial"). Federal SR&ED tax credits are earned on qualified Canadian SR&ED expenditures at a rate of 20% and can only be used to offset Federal income taxes otherwise payable. Refundable provincial SR&ED tax credits are generally earned on qualified SR&ED salaries, subcontracting and university contract expenses incurred in the Province of Québec, at a rate of 17.5% for 2004 and 2003 (20% in 2002).

  SR&ED tax credits and grants are accounted for using the cost reduction method. Accordingly, tax credits and grants are recorded as a reduction of the related expenses or capital expenditures in the period the expenses are incurred. The refundable portion of SR&ED tax credits is recorded in the year in which the related expenses or capital expenditures are incurred and the non-refundable portion of SR&ED tax credits and grants is recorded at such time, provided the Company has reasonable assurance the credits or grants will be realized.

  Loss per share

  The basic net loss per share is calculated using the weighted average number of common shares outstanding during the year.

  The diluted net loss per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents such as options and convertible term loans. This method requires that the diluted net loss per share be calculated using the treasury stock method, as if all common share equivalents had been exercised at the beginning of the reporting period, or period of issuance, as the case may be, and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of the common shares during the period.

3      Changes in accounting policies

  a)    Standards applicable for fiscal year 2004

    Revenue recognition

    In December 2003, the Emerging Issues Committee ("EIC") of the CICA issued some abstracts on revenue recognition: EIC-141, "Revenue Recognition" and EIC-142, "Revenue Arrangements with Multiple Deliverables". In general, the objective of these abstracts is to provide guidelines for the application of Section 3400 of the CICA Handbook, "Revenue". The new guidelines on revenue recognition are based on corresponding guidelines previously issued in the United States.

    In 2003, in the United States, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition in Financial Statements", which updates SAB 101 issued in 1999. The purpose of EIC-141 is to summarize the principles set out in SAB 104 because, in the Committee's view, they are appropriate as interpretive guidance on the application of CICA 3400.

    EIC-142 is based on Issue No. 00-21 titled "Revenue Arrangements with Multiple Deliverables" issued in May 2003 by the Emerging Issues Task Force of the Financial Accounting Standards Board in the United States. EIC-142 addresses how to determine whether an arrangement involving multiple deliverables ("AMD") contains more than one unit of accounting and, if so, how arrangement consideration should be allocated to the separate units of accounting in the arrangement. EIC-142 applies to all deliverables (that is, products, services, or rights to use assets) within AMDs (whether written, oral, or implied).

    The guidelines set out in EIC-142 and 141 may be applied prospectively and should be applied to sales transactions recognized and AMDs entered into in the first interim period or annual fiscal period beginning after December 17, 2003. The adoption of these guidelines had no impact on the consolidated financial statements of the Company as SAB 101 and Issue No 00-21 were already followed.

    Generally Accepted Accounting Principles

    In July 2003, the CICA issued new Handbook Section 1100 "Generally Accepted Accounting Principles" ("GAAP"), which is effective for fiscal years beginning on or after October 1, 2003. This new section defines GAAP, establishes the relative authority of various types of CICA Accounting Standards Board pronouncements, says what to do when the Handbook does not cover a particular situation and clarifies the role of "industry practice" in setting GAAP. The adoption of this new standard by the Company on January 1, 2004 had no significant impact on the Company's financial statements.

    General Standards of Financial Statement Presentation

    In July 2003, the CICA issued new Handbook Section 1400 "General Standards of Financial Statement Presentation" which is effective for fiscal years beginning on or after October 1, 2003. This new section confirms that the financial statements of an entity must present fairly in accordance with Canadian generally accepted accounting principles its financial position, results of operations and cash flows. The adoption of this new standard by the Company on January 1, 2004 had no significant impact on the Company's financial statements.

    Hedging Relationships

    The CICA has issued Accounting Guideline 13 "Hedging Relationships", which establishes certain conditions regarding when hedge accounting may be applied and which is effective for fiscal years beginning on or after January 1, 2004. AcG 13 addresses the identification, designation, documentation, and effectiveness of hedging transactions for the purposes of applying hedge accounting. It also establishes conditions for applying or discontinuing hedge accounting. Under this new guideline, the Company will also be required to document its hedging transactions and explicitly demonstrate that the hedges are sufficiently effective in order to continue hedge accounting for positions hedged with derivatives. Any derivative instrument that does not qualify for hedge accounting will be reported on a mark-to-market basis in earnings. The adoption of this guideline on January 1, 2004 had no significant impact on the Company's financial statements since there are no significant hedging transactions as of this date.

  b)    New standards not yet adopted

    Financial instruments, Hedges, Comprehensive Income and Equity

    In January 2005, the CICA issued four new accounting standards in relation with financial instruments: section 3855 "Financial Instruments — Recognition and measurement", section 3865 "Hedges", section 1530 "Comprehensive Income" and section 3251 "Equity".

    Section 3855 expands on section 3860 "Financial Instruments — Disclosure and Presentation", by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented.

    Section 3865 provides alternative treatments to section 3855 for entities which choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on Accounting Guideline AcG-13 "Hedging Relationships", and the hedging guidance in Section 1650 "Foreign Currency Translation" by specifying how hedge accounting is applied and what disclosure are necessary when it is applied.

    Section 1530 "Comprehensive Income" introduces a new requirement to temporarily present certain gains and losses outside net income.

    Consequently, Section 3250 "Surplus" has been revised as Section 3251 "Equity". Sections 3855, 3865 and 1530 apply to fiscal years beginning on or after October 1, 2006.

    The impact of these standards cannot be reasonably determined at this time.

4      Business acquisitions

  Acquisitions in 2004

  a)    Pure Encapsulations, Inc.

    On March 1, 2004, a Company's subsidiary, Atrium, completed the acquisition of all operating assets of Pure Encapsulations, Inc.'s business for a total consideration of $50,922,438 (US$37,981,978) of which an amount of $46,202,908 including all acquisition-related costs, was paid cash, net of cash and cash equivalents acquired of $1,442,753, and $3,276,777 (US$2,444,079) as a balance of purchase price, non-interest bearing and payable at the latest in August 2005. This company, based in the United States, focuses mainly on the development, manufacturing and marketing of high-end health and nutrition finished products sold through healthcare practitioners.

    The acquisition has been accounted for using the purchase method and the results of operations have been included in the statement of operations from the date of acquisition. The purchase price allocation was finalized upon receipt of a independent valuation report.

    The allocated values of the net assets acquired are as follows:

$
Assets
Current assets	6,355
Property, plant and equipment	1,506
Intangible assets
Trademarks	16,088
Customer relationships	1,073
Other	126

Liabilities	25,148
Current liabilities	1,015

Net identifiable assets acquired	24,133
Goodwill	26,790

Purchase price	50,923
Less: Cash and cash equivalents acquired	1,443
Balance of purchase price	3,277

Net cash used for the acquisition	46,203

    Goodwill is included in the Health & Nutrition segment.

    Goodwill and intangible assets are deductible for income tax purposes. Intangible assets consist mainly of indefinite-lived trademarks for an amount of $16,088,400. Consequently, these assets are not amortized but are subject to an annual impairment test.

  b)    Unipex Finance S.A.S.

    On July 8, 2004, Atrium acquired 21,380 common shares of the outstanding capital stock of its subsidiary Unipex Finance S.A.S. (Unipex), based in France, for a cash consideration of $2,683,646, increasing its interest in the latter to 83.78% (80.65% in 2003). This transaction has been accounted for as a step acquisition. The excess of the purchase price over the net identifiable assets on the date of acquisition is $2,130,340 and is recorded as goodwill in the Active Ingredients & Specialty Chemicals segment not deductible for income tax purposes for an amount of $738,655. The balance of $1,391,685 has been applied against non-controlling interest.

  c)    Loss on dilution of investments

    On October 27, 2004, pursuant to the issuance of 145,000 subordinate voting shares of Atrium, a loss on dilution amounting to $95,371 was recognized.

    On July 8, 2004, pursuant to the issuance of 10,000 common shares by a subsidiary of Atrium to its employees and directors, a loss on dilution amounting to $535,397 was recognized.

  Acquisitions in 2003

  d)    Interchemical S.A. and Chimiray S.A.

    On August 5, 2003, Unipex, a French subsidiary of Atrium, acquired 100% of the issued and outstanding common shares of Interchemical S.A. and Chimiray S.A. for a total consideration of $18,689,300 of which an amount of $14,184,390 was paid cash, net of cash and cash equivalents acquired of $3,583,081, and $921,829 (paid in 2004) as a balance of purchase price. These companies are based in France and their main business focus is to market value-added active ingredients and specialty chemicals to the cosmetics, pharmaceutical, chemical and nutrition industries. This acquisition has been accounted for using the purchase method. The results of operations have been included in the statement of operations since August 5, 2003, being the date of acquisition. In connection with the purchase price allocation, an independent valuation report was obtained supporting management's fair market value allocation.

  e)    Siricie S.A.

    On November 18, 2003, Atrium acquired 100% of the issued and outstanding common shares of Siricie S.A. for a total consideration of $2,039,721 of which an amount of $1,810,849 was paid cash, net of cash and cash equivalents acquired of $73,867, and $155,005 as a balance of purchase price ($47,670 as at December 31, 2004). This company is based in France and specializes in the development of active ingredients for the cosmetics industry derived from marine and botanical sources using extraction and fermentation biotechnology processes. The results of operations have been included in the statement of operations since November 18, 2003, being the date of acquisition.

    The net assets acquired at the allocated values are as follows:

	Interchemical S.A. and Chimiray S.A.	Siricie S.A.
	$	$
Assets
Current assets	17,973	1,130
Property, plant and equipment	395	79
Intangible assets
License and distribution agreements	—	200
Other	4	—
Future income tax assets	531	71

	18,903	1,480

Liabilities
Current liabilities	15,197	—
Long-term liabilities	1,019	898

	16,216	898

Net identifiable assets acquired	2,687	582
Goodwill	16,002	1,458

Purchase price	18,689	2,040
Less: Cash and cash equivalents acquired	3,583	74
Balance of purchase price	922	155

Net cash used for the acquisition	14,184	1,811

    Goodwill included in the Active Ingredients & Specialty Chemicals segment is not deductible for income tax purposes.

  f)    Product line acquired in 2002 by Atrium Biotech USA Inc.

    The contingent payments in 2003 resulting from the acquisition of a product line in 2002 by Atrium Biotech USA Inc., a subsidiary of Atrium in the Health &Nutrition segment, amounted to $40,000 (US$30,336). This additional purchase price has been recorded as goodwill.

  g)    Unipex

    On January 13, May 27, and July 16, 2003, Atrium acquired 23,760 common shares of the outstanding capital stock of Unipex for a cash consideration of $2,843,766. Those acquisitions have been accounted for as step acquisitions. Atrium also made an additional investment by acquiring 70,400 treasury shares of Unipex, increasing its interest to 80.65% (70.28% in 2002). The excess of the purchase price over the net identifiable assets on the date of acquisition is $3,174,618 and is recorded as goodwill not deductible for income tax purposes.

  h)    Gain (loss) on dilution of investments

    On May 27, 2003, pursuant to the issuance of 2,200 common shares by Unipex, a loss on dilution amounting to $66,544 was recognized.

    On September 14, 2003 as a result of the issuance of 2,000 shares by Atrium, a gain on dilution amounting to $2,137 was recognized. Subsequently, as a result of the redemption of those shares, goodwill amounting to $9,375 was recognized.

  Acquisitions in 2002

  i)    Zentaris

    On December 30, 2002, Æterna Zentaris acquired 100% of the issued and outstanding shares of Zentaris. Zentaris is an integrated biopharmaceutical company which develops innovative medications for the treatment of patients in oncology, endocrinology and anti-infectives.

    The net assets acquired and the purchase price were subject to adjustments subsequent to the completion of the audited financial statements of Zentaris as at December 31, 2002. Following the adjustments relating to the completion of the audited financial statements of Zentaris as at December 31, 2002, the total consideration paid for the acquisition of Zentaris is $85,547,850 (€51,917,491).

    The purchase price allocation, following the acquisition of Zentaris' shares in December 2002, was finalized upon receipt of an independent valuation report during the second quarter of 2003, resulting in a decrease of $19,583,843 in intangible assets, $8,041,577 in future income tax liabilities and in an allocation of $11,594,266 as goodwill. The developed technology and in-process research and development (R&D) have been valued using a discounted cash flow approach, resulting in an allocated fair value of $66,942,949. The goodwill related to this transaction amounted to $11,594,266. The results of operations have been consolidated in the statement of operations from December 30, 2002, being the date of acquisition.

  j)    ADF Chimie S.A. (merged with Unipex in 2002)

    On May 1, 2002, Unipex acquired 100% of the issued and outstanding common shares of ADF Chimie S.A., for a total consideration of $2,315,471 of which an amount of $1,329,178 was paid cash, net of cash acquired of $548,106, and $438,187 as a balance of purchase price. The acquisition is subject to contingent payments specified in the agreement for an approximate amount of $807,827 (€487,700) payable in cash at the latest in July 2005. These contingent payments will be recorded as goodwill when the related conditions have been met. ADF Chimie S.A., which is based in France, specialized in the marketing of active ingredients and specialty chemicals for the cosmetics industry in France.

    The acquisition has been accounted for using the purchase method, and the results of operations have been included in the statement of operations from the date of acquisition.

    The net assets acquired at the allocated values are as follows:

	Zentaris	ADF Chimie S.A.
	$	$
Assets
Current assets	51,330	1,880
Property, plant and equipment	2,934	7
Intangible assets	66,943	—
Future income tax assets	14,891	—

	136,098	1,887

Liabilities
Current liabilities	15,778	665
Deferred revenues	12,438	—
Employee future benefits	5,886	—
Future income tax liabilities	28,043	—

	62,145	665

Net identifiable assets acquired	73,953	1,222
Goodwill	11,594	1,093

Purchase price	85,547	2,315
Less: Cash acquired	3,646	548
Balance of purchase price	39,748	438

Net cash used for the acquisition	42,153	1,329

    Goodwill related to Zentaris and included in the Biopharmaceutical segment as well as goodwill related to ADF Chimie S.A. and included in the Active Ingredients & Specialty Chemicals segment are nondeductible for income tax purposes.

  k)    Other acquisitions

    On April 15, 2002, Atrium Biotech USA Inc. acquired a product line for a total cash consideration of $435,394. The acquisition was subject to contingent payments specified in the agreement for a maximum amount of $300,000 of which $100,000 has been paid and recorded as goodwill in 2002. The balance of $200,000 may be payable at the latest in October 2003 if the related conditions have been met; it will then be recorded as goodwill. The results of operations of this acquisition have been included in the statement of operations since April 15, 2002, being the date of acquisition. Based upon the allocation of the purchase price, the transaction resulted in $212,134 of goodwill and $223,260 of inventory. The goodwill acquired is deductible for income tax purposes.

    On September 8, 2002, Atrium acquired 300 common shares of the outstanding capital stock of Unipex, increasing its interest in the latter to 70.28% (70.20% in 2001) for a cash consideration of $31,171. The excess of the purchase price over the net carrying value on the date of acquisition is $26,221 and is recorded as goodwill not deductible for income tax purposes. That transaction has been accounted for as a step acquisition.

  l)    Gain on dilution of investments

    On September 13, 2002, as a result of the issuance of 166,667 shares by Atrium, a gain on dilution amounting to $424,751 was recognized.

5      Credit facilities

  Atrium has an available line of credit, bearing interest at prime rate and renewable annually. A moveable hypothec without delivery on accounts receivable and inventory amounting to $5,389,750 ($5,806,880 in 2003) has been pledged as security for the line of credit of an authorized amount of $5,000,000. As at December 31, 2004 and 2003, the line of credit was unused.

6      Other receivables

	As at December 31,
	2004	2003
	$	$
Interest	522	846
Grants	1,516	1,646
Research and development tax credits recoverable	1,919	677
Commodity taxes	769	1,146
Other	1,589	1,307

	6,315	5,622

7      Inventory

	As at December 31,
	2004	2003
	$	$
Raw materials	2,084	6,572
Work in progress	815	—
Finished goods	18,483	9,597

	21,382	16,169

8      Deferred charges and other long-term assets

	As at December 31,
	2004	2003
	$	$
Deferred charges	1,625	1,322
Long-term receivable	3,087	—
Investments	2,073	—

	6,785	1,322

  In March 2004, a Company's subsidiary, Atrium, invested a total amount of $825,000 in Les Biotechnologies Océanova Inc., of which $50,000 is in Class A shares, voting and participating, representing 18.75% of such company's voting shares, $116,667 is in Class B shares, non-voting and participating, $325,000 is in Class C shares, non-voting and non-participating, and $333,333 is in an unsecured debenture, convertible at Atrium's option into Class B shares, expiring at the latest on March 30, 2011. The outstanding debentures will bear interest at a rate calculated on a formula based on 50% of the company's net earnings without exceeding 12%, the interest being payable annually. This investment has been recorded at cost. Pursuant to this agreement dated March 30, 2004, Atrium is committed, under certain conditions, to subscribing for convertible debentures for an additional aggregate amount of $1,000,000, allocated equally in 2005 and 2006.

  The remaining investments consist of shares of a public company received as part of a licensing agreement; these shares are restricted for resale until December 31, 2005 and are accounted for at the fair value at the date of acquisition, less a discount to reflect the restriction in resale.

9      Property, plant and equipment

	As at December 31,
	2004		2003
	Cost	Accumulated depreciation	Cost	Accumulated depreciation
	$	$	$	$
Land	453	—	452	—
Building	13,578	3,145	13,575	2,531
Equipment	14,244	6,398	11,552	4,583
Office furniture	1,424	840	1,253	696
Computer equipment	2,362	1,863	1,941	1,552
Automotive equipment	285	201	288	100

	32,346	12,447	29,061	9,462

Less:
Accumulated depreciation	12,447		9,462

Net amount	19,899		19,599

10    Intangible assets

	As at December 31,
	2004		2003
	Cost	Accumulated amortization	Cost	Accumulated amortization
	$	$	$	$
Finite useful lives
Patents and trademarks	71,208	12,188	71,094	6,685
Licenses and distribution agreements	1,203	271	1,203	99
Customer relationships	962	80	—	—
Organization costs	286	190	189	189
Software and Web sites development expenses	161	25	—	—

	73,820	12,754	72,486	6,973

Less: Accumulated amortization	12,754		6,973

Net amount	61,066		65,513
Indefinite useful lives
Trademarks	14,424		—

	75,490		65,513

11    Goodwill

  The change in the carrying value is as follows:

	Biopharmaceutical	Active Ingredients & Specialty Chemicals	Health & Nutrition	Total
	$	$	$	$
Balance as at December 31, 2002	—	22,734	1,518	24,252
Acquisitions (note 4)	—	20,635	40	20,675
Adjustment (note 4i)	11,594	—	—	11,594
Impact of foreign exchange rate	—	4,663	—	4,663

Balance as at December 31, 2003	11,594	48,032	1,558	61,184
Acquisitions (note 4)	—	738	27,197	27,935
Adjustments(1)	—	(252)	8	(244)
Impact of foreign exchange rate	—	33	(2,771)	(2,738)

Balance as at December 31, 2004	11,594	48,551	25,992	86,137

  (1)
  Adjustments consist of the reversal of accounts payable and accrued liabilities and employee future benefits related to acquisitions.

12    Accounts payable and accrued liabilities

	As at December 31,
	2004	2003
	$	$
Trade payable	28,839	33,149
Interest on convertible term loans	2,520	2,250
Advance payment related to a licensing agreement	1,000	999
Salaries and employee benefits	2,221	2,291
Deferred revenues	9,247	5,564
Other accrued liabilities	6,414	8,809

	50,241	53,062

13    Convertible term loans

	As at December 31,
	2004	2003
	$	$
The liability portion of the convertible term loans, bearing interest at an annual rate of 12%, payable annually or at maturity at the Company's option for which moveable hypothecs on the assets of the Company, with the exception of the building, equipment and shares of a subsidiary, have been given as collateral	24,890	19,920

  The equity component of the loans, which corresponds to the holders' option to convert the notes into equity shares of the Company, was valued at the date of the loans and is classified as other capital. The loans and the unpaid interest, if any, are convertible at all times at the holders' option into common shares of the Company at a conversion price of $5.05 per common share up to a maximum of 6,955,089 shares. During fiscal 2004, the Company elected, as permitted under the loan agreements, to add to the principal amount all unpaid accrued interest as of March 31, 2004 of a total amount of $3 M. The principal amount of the $28 M (initial principal amount of $25 M in 2003) loans as well as the unpaid accrued interest, if not converted by the holders, are repayable by the Company on March 31, 2006.

  These loans are held by the two most important shareholders of the Company.

14    Long-term debt

	As at December 31,
	2004	2003
	$	$
Æterna Zentaris
Loan from the federal and provincial governments, non-interest bearing, payable in five annual equal and consecutive instalments, beginning in July 2004	3,200	4,000
Atrium and its subsidiaries
Loan in the form of banker's acceptance, bearing interest at a rate based on the market rate plus an applicable margin calculated quarterly on the Atrium's North American operations. A moveable hypothec on all moveable assets of Atrium and all the shares of Atrium's North American subsidiaries have been given as collateral, principal payable in quarterly instalments of $1,350,000 maturing in March 2007	22,950	—
Unsecured loan, bearing interest at a rate of 9% for the first year and 10% thereafter, principal payable in accretion annually from February 2005 and interest payable monthly from April 2004, maturing in February 2009	13,407	—

(forward)	39,557	4,000

	As at December 31,
	2004	2003
	$	$
(brought forward)	39,557	4,000
Loan payable in euros and for which the shares of Unipex S.A.S. have been given as collateral, €2,286,735 in 2004 and 2003 bearing interest at EURIBOR rate plus 2.5%, interest payable annually, maturing in October 2005	3,726	3,723
Unsecured bank loans payable in euros
€4,500,000 (€5,000,000 in 2003) bearing interest at EURIBOR rate plus 1%, principal payable in accretion annually from August 2004 and interest payable semi-annually from February 2004, maturing in August 2008	7,331	8,140
€411,335 (€526,696 in 2003) bearing interest at a rate of 4.45%, payable in quarterly instalments including principal and interest, maturing in January 2008	670	858
€15,121 (€26,907 in 2003) bearing interest at a rate of 4.35%, payable in quarterly instalments including principal and interest, maturing in January 2006	25	44
Balance of purchase price of €115,861 (€189,037 in 2003), non-interest bearing, payable in euros in monthly instalments of €6,098 ($10,100), maturing in July 2006	189	308
Loan payable in euros, bearing interest at LIBOR rate plus 1% reimbursed during 2004	—	1,836

	51,498	18,909
Less: Current portion	12,133	3,777

	39,365	15,132

  The principal instalments due on long-term debt for the next five years amount to $12,132,671 in 2005, $9,408,564 in 2006, $16,500,495 in 2007, $4,598,761 in 2008 and $8,857,000 in 2009.

15    Employee future benefits

  Some group companies in France and in Germany provide unfunded defined benefit pension plans and unfunded postemployment benefit plans for some groups of employees. Provisions for pension obligations are established for benefits payable in the form of retirement, disability and surviving dependant pensions. The benefits offered vary according to the legal, fiscal and economic conditions of each country.

  The following table provides a reconciliation of the changes in the plans' accrued benefits obligations:

	Pension and postemployment benefit plans		Other benefit plan
	2004	2003	2004	2003
	$	$	$	$
Obligation — Beginning of year	6,149	5,350	509	692
Current service cost	283	277	30	21
Interest cost	337	287	27	36
Actuarial loss (gain)	390	187	35	(136)
Benefits paid	(78)	(49)	(123)	(104)
Business acquisition	(57)	95	—	—
Effect of foreign currency exchange rate changes	—	2	—	—

Obligation — End of year	7,024	6,149	478	509

  The significant actuarial assumptions adopted to determine the Company's accrued benefits obligations are as follows:

			Other benefit plan
	Pension benefit plans
Actuarial assumptions
	2004	2003	2004	2003
	%	%	%	%
Discount rate	2.50 and 5.25	2.50 and 5.25	5.25	5.75
Pension benefits increase	1.25	1.25	1.25	1.25
Rate of compensation increase	0.5 to 3.75	0.5 to 3.75	2.75	2.75

  Pensions of former employees are not increased.

  The actuarial reports, dated June 2004 and December 2004, give effect to the pension and postemployment benefit obligations as at December 31, 2004. The next actuarial reports are planned for June 2005 and December 2005, respectively.

  With the exception of those offered by Zentaris acquired on December 30, 2002, the employee future benefits maintained by one of the Company's subsidiaries are not significant and therefore, the disclosures otherwise required for the year ended December 31, 2002 have not been provided.

  401K plan

  In 2004, Atrium established a 401K plan in one of its U.S. subsidiaries. Under this plan, Atrium may contribute a discretionary amount equal to a percentage of employee contribution to this plan and may also make a discretionary profit sharing contribution. During the year ended December 31, 2004, Atrium recorded contributions totalling $65,000.

16    Share capital

  a)    Authorized

    Unlimited number of shares of the following classes:

      Common, voting and participating, one vote per share

      Preferred, first and second ranking, issuable in series, with rights and privileges specific to each class.

    Effective May 26, 2004, the shareholders authorized the creation of a new class of common shares. All subordinate voting shares were converted into common shares on that date. Thereafter, the Company cancelled the old classes of subordinate voting shares and multiple voting shares.

    As at December 31, 2004, there are no preferred shares issued and outstanding.

  b)    Issued

	As at December 31,
	2004		2003		2002
	Number	Amount	Number	Amount	Number	Amount
		$		$		$
Multiple voting shares
Balance — Beginning of year	—	—	4,727,100	1,862	4,852,723	1,911
Conversion of shares	—	—	(4,727,100)	(1,862)	(125,623)	(49)

Balance — End of year	—	—	—	—	4,727,100	1,862

Common shares (formerly Subordinate voting shares)
Balance — Beginning of year	45,330,992	187,601	35,961,927	151,716	27,978,321	95,602
Conversion of shares	—	—	4,727,100	1,862	125,623	49
Issued pursuant to the stock option plan	339,917	1,834	141,965	1,030	257,983	1,189
Issued pursuant to a private placement	—	—	—	—	7,600,000	56,253
Issued pursuant to a bought deal	—	—	4,500,000	35,550	—	—
Share issue expenses	—	(161)	—	(2,557)	—	(1,377)

Balance — End of year	45,670,909	189,274	45,330,992	187,601	35,961,927	151,716

Total share capital	45,670,909	189,274	45,330,992	187,601	40,689,027	153,578

  c)    Common share issues

    Pursuant to the exercise of stock options, the Company issued during 2004, 339,917 common shares at an average price of $4.99 per share for proceeds of $1,694,799. Consequently, stock-based compensation costs amounting to $139,512 relating to those exercised options have been reclassified from other capital to share capital.

    On July 24, 2003, pursuant to a bought deal, the Company issued 4,500,000 subordinate voting shares at a price of $7.90 per share for gross proceeds of $35,550,000. During fiscal 2003, pursuant to the exercise of stock options, the Company issued 141,965 subordinate voting shares at an average of $7.25 per share for proceeds of $1,029,630.

    Effective on May 29, 2003, all the multiple voting shares were converted into the same number of subordinate voting shares.

    On April 9, 2002, pursuant to a private placement, the Company issued 7,600,000 subordinate voting shares at prices ranging from $7.40 to $7.45 per share for gross proceeds of $56,253,333. During fiscal 2002, pursuant to the exercise of stock options, the Company issued 257,983 common shares at an average price of $4.60 per share for proceeds of $1,188,722.

  d)    Shareholder right plan

    On March 29, 2004, the Company adopted a shareholder right plan (the "Rights Plan"). The rights issued to the shareholders under the Rights Plan will be exercisable, under certain conditions, only when a person or entity, including any related party(ies), acquires or announces his (its) intention to acquire more than twenty (20) percent of the outstanding common shares of the Company (as such, shares may be redesignated or reclassified) without complying with the "permitted bid" provisions of the Rights Plan or without approval of the Company's Board of Directors. Should such an acquisition occur, each right would, upon exercise, entitle a holder, other than the person pursuing the acquisition together with its related party(ies), to purchase common shares of the Company at a fifty (50) percent discount to the market price of the Company's shares at that time.

  e)    Company's stock option plan

    In December 1995, the Company's Board of Directors adopted a stock option plan for its directors, senior executives, employees and other collaborators providing services to the Company. The number of shares that are issuable under the plan shall not exceed 4,543,744. Options granted under the plan expire after a maximum period of ten years following the date of grant. Options granted under the plan generally vest over a three-year period.

    The following table summarizes the stock option activity under this plan:

	2004		2003		2002
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
		$		$		$
Balance — Beginning of year	3,197,435	6.02	2,949,872	6.96	2,877,671	7.05
Granted	913,000	8.06	1,074,564	4.09	1,048,895	5.97
Exercised	(339,917)	4.99	(141,965)	7.25	(257,983)	4.61
Expired	(2,050)	7.04	(172,285)	5.74	(382,129)	6.19
Forfeited	(287,876)	6.97	(512,751)	7.07	(336,582)	7.35

Balance — End of year	3,480,592	6.58	3,197,435	6.02	2,949,872	6.96

Options exercisable — End of year	1,743,429	6.90	1,272,574	7.05	1,025,640	6.92

    The following table summarizes the stock options outstanding as at December 31, 2004:

	Options outstanding			Options currently exercisable
Exercise price	Number	Weighted average remaining contractual life	Weighted average exercise price	Number	Weighted average exercise price
			$		$
$3.75 to $7.00	1,702,759	8.12	4.76	866,924	5.15
$7.01 to $10.00	1,611,833	6.99	8.03	759,669	8.22
$10.01 to $14.35	166,000	3.52	11.16	116,836	11.25

	3,480,592	7.38	6.58	1,743,429	6.90

    In 2004, the Company granted to certain collaborators 25,000 options (30,000 in 2003) with a fair value of $112,770 ($76,018 in 2003) which have been recorded as other capital.

    Assumptions used in determining stock-based compensation costs

    The table below shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

	Years Ended December 31,
	2004	2003	2002
Dividend yield	Nil	Nil	Nil
Expected volatility	64.2%	64.3%	57.0%
Risk-free interest rate	3.48%	3.96%	3.72%
Expected life (years)	4.30	3.92	2.70
Number of stock options granted	913,000	1,074,564	1,048,895
Weighted average fair value of options granted ($)	4.28	2.03	2.29

    The Company has recorded compensation costs of $1,394,427 in 2004 ($444,935 in 2003) with a corresponding credit to other capital to reflect the estimated fair value of stock options granted to employees in 2004 and 2003.

    Had compensation costs been determined using the fair value method at the date of grant for awards granted in 2002 under this stock option plan, the Company's pro forma net loss, basic and diluted net loss per share after giving effect to the grant of these options in 2002 are:

	Years Ended December 31,
	2004	2003	2002
	$	$	$
Pro forma net loss	5,912	29,368	26,039
Pro forma basic and diluted net loss per share	0.13	0.68	0.67

  f)    Atrium's stock option plan

    On November 1, 2000, the Company's Board of Directors adopted a stock option plan for its directors and employees providing services to the Company. The exercise price of these options is equivalent to their fair value established annually from a specific formula and approved by the Board of Directors. The number of shares that are issuable under the plan shall not exceed 3,667,000. Options granted under the plan generally vest over a five-year period, with 20% vesting on an annual basis starting on the first anniversary of the date of grant, or over any other vesting period authorized by the Board of Directors. Options granted expire after a maximum period of ten years following the date of grant.

    The Company's ownership percentage of the subsidiary will change as a result of future exercises of stock options and outstanding subsidiary stock options may dilute the Company's share of profits in the calculation of loss per share.

    The following table summarizes the stock option activity under Atrium's plan:

	2004		2003		2002
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
		$		$		$
Balance — Beginning of year	2,390,000	2.76	2,314,000	2.74	2,182,000	2.70
Granted	2,031,000	4.21	120,000	3.07	240,000	3.07
Exercised	(580,000)	2.60	(8,000)	2.50	—	—
Forfeited	(174,000)	2.81	(36,000)	2.82	(108,000)	2.50

Balance — End of year	3,667,000	3.59	2,390,000	2.76	2,314,000	2.74

    The following table summarizes the stock options outstanding and currently exercisable as at December 31, 2004:

	Options outstanding			Options currently exercisable
Exercise price	Number	Weighted average remaining contractual life	Weighted average exercise price	Number	Weighted average exercise price
			$		$
$2.50	750,000	5.84	2.50	600,000	2.50
$3.07	886,000	7.05	3.07	494,000	3.07
$4.21	2,031,000	9.84	4.21	—	—

	3,667,000	8.35	3.59	1,094,000	2.76

    Assumptions used in determining stock-based compensation costs

    The table below shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

	Years Ended December 31,
	2004	2003
Dividend yield	Nil	Nil
Expected volatility	Nil	Nil
Risk-free interest rate	3.77%	3.96%
Weighted average expected life (years)	4.56	5.00
Number of stock options granted	2,031,000	120,000
Weighted average fair value of options granted ($)	0.67	0.55
Compensation costs ($)	161,817	32,000

17    Statements of cash flows

	Years Ended December 31,
	2004	2003	2002
	$	$	$
Change in non-cash operating working capital items
Accounts receivable	(9,251)	(1,071)	(6,048)
Inventory	(1,679)	3,670	(960)
Prepaid expenses	233	(956)	(212)
Accounts payable and accrued liabilities	(4,246)	(3,884)	2,603
Income taxes	3,889	(275)	983

	(11,054)	(2,516)	(3,634)

18    Grants

  Under the federal contribution program called Technology Partnerships Canada ("TPC"), the Company received a grant equivalent to 30% of the eligible expenses incurred by the Company in the development of an angiogenesis inhibitor in oncology, dermatology and ophthalmology to a maximum of $29,400,000. This contribution will be repaid through royalties only upon the approval by the U.S. Food and Drug Administration (FDA) or the Canadian health authorities of an angiogenesis inhibitor according to the corresponding generated income. Royalties will be paid based on a percentage of gross project revenues under the terms and conditions stipulated in the agreements entered into between TPC and the Company.

  During the period from January 1, 1999 to December 31, 2004, the Company recognized total grants of $14,205,076 of which an amount of $13,384,760 has been recorded as a grant in the statement of operations, $756,898 as a reduction in property, plant and equipment and $63,418 as a reduction in intangible assets.

19    Income taxes

  The reconciliation of the combined Canadian federal and Québec provincial income tax rate to the income tax expense is as follows:

	Years Ended December 31,
	2004	2003	2002
Combined federal and provincial statutory
income tax rate	31.02%	33.05%	35.16%

Income tax expense (recovery) based on statutory income tax rate	$2,929	$(6,129)	$(6,396)
Manufacturing and processing tax credit	—	678	1,162
Change in valuation allowance	3,311	10,557	9,487
Accretion on convertible term loans	611	386	—
Stock-based compensation costs	433	138	—
Difference in statutory income tax rate of foreign subsidiaries	1,156	224	(50)
Change in enacted rate	—	340	357
Additional tax deduction	—	(113)	(108)
Other	(155)	(149)	(27)

	$8,285	$5,932	$4,425

Income tax expense is represented by:
Current	$13,699	$3,859	$2,565
Future	(5,414)	2,073	1,860

	$8,285	$5,932	$4,425

Current
Domestic	$519	$855	$574
Foreign	13,180	3,004	1,991

	$13,699	$3,859	$2,565

Future
Domestic	$211	$1,462	$1,836
Foreign	(5,625)	611	24

	$(5,414)	$2,073	$1,860

	$8,285	$5,932	$4,425

  Significant components of future income tax assets and liabilities are as follows:

	As at December 31,
	2004	2003
	$	$
Future income tax assets
Current
Deferred revenues	3,676	2,134
Acquisition costs	58	470
Other	172	—

	3,906	2,604

Long-term
Research and development costs	13,105	12,489
Share issue expenses	717	1,173
Operating losses carried forward	20,924	21,916
Property, plant and equipment	916	289
Intangible assets and goodwill	2,838	3,084
Employee future benefits	726	509
Deferred revenues	10,595	4,349
Other	64	63

	49,885	43,872
Valuation allowance	(33,702)	(30,356)

	16,183	13,516

	20,089	16,120

Future income tax liabilities
Long-term
Accounts receivable	250	—
Property, plant and equipment	202	—
Deferred charges and other long-term assets	314	504
Intangible assets	23,730	25,487
Other	94	—

	24,590	25,991

Future income tax liabilities, net	(4,501)	(9,871)

  As at December 31, 2004, the Company has non-refundable research and development tax credits of $13,105,000 which can be carried forward to reduce Canadian federal income taxes payable and expire from 2007 to 2014. No tax benefit has been accounted for in connection with those credits.

  As at December 31, 2004, the Company had available operating losses in several tax jurisdictions, against which a full valuation allowance was established for Canadian losses. The following table summarizes the year of expiry of these operating losses by tax jurisdiction:

	Canada
Expiry date			United States
	Federal	Provincial
	$	$	$
2007	109	—	—
2008	16,050	11,860	—
2009	20,163	18,283	—
2010	20,309	19,936	—
2014	7,572	7,382	—
2020 to 2024	—	—	593

	64,203	57,461	593

  Furthermore, the Company had available operating losses in Germany amounting to $5.6 M for which there is no expiry date.

  The carryforwards and the tax credits claimed could be subjected to a review and a possible adjustment by tax authorities.

20    Segment information

  Æterna Zentaris' organizational structure is based on a number of factors that management uses to evaluate, view and run its business operations which include, but are not limited to, customer base, homogeneity of products and technology. The business segments disclosed in the Consolidated Financial Statements are based on this organizational structure and information reviewed by Æterna Zentaris' management to evaluate the business segment results.

  Information by geographic region

  Revenues by geographic region are detailed as follows:

	Years Ended December 31,
	2004	2003	2002
	$	$	$
Canada	2,003	951	1,301
United States	27,897	6,395	4,671
Europe
Switzerland	27,828	20,424	—
France	134,742	101,046	83,915
Other	34,017	29,458	6,450
Asia	5,808	7,448	4,385
Other	953	691	482

	233,248	166,413	101,204

  Revenues have been allocated to geographic regions based on the country of residence of the related customers.

  Long-lived assets by geographic region are detailed as follows:

	Years Ended December 31,
	2004	2003
	$	$
Canada	17,187	18,785
United States	42,163	1,578
France	50,040	49,824
Germany	72,136	76,109

	181,526	146,296

  Long-lived assets consist of property, plant and equipment, intangible assets and goodwill.

  In 2004, business segments have been reorganized to better address the needs of the customers. The Company now manages its business and evaluates performance based on three operating segments, which are i) the Biopharmaceutical, ii) the Active Ingredients & Specialty Chemicals and iii) the Health & Nutrition segments. Before 2004, the Company was reporting under three reportable segments, being Biopharmaceutical, Distribution and Cosmetics and Nutrition. Segment information for fiscal 2003 have been reallocated to conform with the current year presentation.

  A description of the types of products and services provided by each business segment follows:

  The Biopharmaceutical segment focuses on the development of novel therapeutic approaches with an extensive product portfolio, including two already marketed and several other products in early and late-stage development in oncology, endocrinology and infectious diseases.

  The Active Ingredients & Specialty Chemicals segment offers value-added products that include high-value proprietary active ingredients developed, acquired or in-licensed by Atrium, a Company's subsidiary.

  Finally, through the Health & Nutrition segment, Atrium develops, manufactures and markets proprietary health and nutrition finished products.

  The accounting principles used for these three segments are consistent with those used in the preparation of these consolidated financial statements.

  The following table presents information by segment:

	2004
	Biopharmaceutical	Active Ingredients & Specialty Chemicals	Health & Nutrition	Consolidated Adjustments	Total
	$	$	$	$	$
Revenues
Sales and royalties	25,355	144,983	32,333	—	202,671
License fees	30,577	—	—	—	30,577

	55,932	144,983	32,333	—	233,248

Earnings (loss) from operations	(8,954)	14,045	12,079	—	17,170

Depreciation and amortization	7,988	576	414	—	8,978

Capital expenditures	2,109	78	101	—	2,288

Segment assets	182,500	105,587	53,465	(243)	341,309

  Unallocated assets amount to $7,919,000 in 2004.

	2003
	Biopharmaceutical	Active Ingredients & Specialty Chemicals	Health & Nutrition	Consolidated Adjustments	Total
	$	$	$	$	$
Revenues
Sales and royalties	24,403	111,071	9,236	—	144,710
License fees	21,703	—	—	—	21,703

	46,106	111,071	9,236	—	166,413

Earnings (loss) from operations	(28,679)	10,170	4,226	—	(14,283)

Depreciation and amortization	8,824	535	62	—	9,421

Capital expenditures	1,723	48	51	—	1,822

Segment assets	179,882	104,395	6,182	175	290,634

  Unallocated assets amount to $5,145,000 in 2003.

	2002
	Biopharmaceutical	Active Ingredients & Specialty Chemicals/ Health & Nutrition	Consolidated Adjustments	Total
	$	$	$	$
Revenues	315	100,889	—	101,204

Earnings (loss) from operations	(32,890)	12,324	—	20,566

Depreciation and amortization	1,999	422	—	2,421

Capital expenditures	95,488	1,353	—	96,841

Segment assets	244,709	87,427	(1,168)	330,968

  Comparative figures for fiscal 2002 are not provided separately for the Active Ingredients & Specialty Chemicals segment and the Health & Nutrition segment, except for revenues which amount to $92,745,140 for the Active Ingredients & Specialty Chemicals segment and $8,143,565 for the Health & Nutrition segment, because this information is not available and is not reasonably determinable.

  One customer from the biopharmaceutical segment represents more than 10% of the Company's revenues for which the sales represent 11% in 2004 (12% in 2003).

21    Loss per share

  The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding used in the diluted net loss per share calculation:

	2004	2003	2002
Basic weighted average number of shares outstanding	45,569,176	42,993,432	38,584,537
Diluted effect of stock options	417,453	118,953	142,098

Diluted weighted average number of shares outstanding	45,986,629	43,112,385	38,726,635

Items excluded from the calculation of diluted net loss per share because the exercise price was greater than the average market price of the common shares or due to their anti-dilutive effect
Stock options	1,563,259	1,281,183	1,298,349
Common shares which would be issued following the conversion of the convertible term loans	5,396,040	3,712,871	—

  For the years ended December 31, 2004, 2003 and 2002, the diluted net loss per share was the same as the basic net loss per share since the dilutive effect of stock options and convertible term loans was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted net loss per share for those years was calculated using the basic weighted average number of shares outstanding.

22    Financial instruments Short-term investments

	2004	2003
	$	$
Mutual fund units	2,000	—
Discount notes and commercial paper, bearing interest at effective annual rates ranging from 2.81% to 3.13% in 2004 and from 2.44% to 3.49% in 2003, maturing on different dates from August 2005 to February 2006 in 2004 and from April 2004 to August 2005 in 2003	2,636	8,521
Bonds, bearing interest at effective annual rates ranging from 2.0% to 4.79% in 2004 and from 2.31% to 4.79% in 2003, maturing on different dates from January 2005 to April 2007 in 2004 and from February 2004 to April 2007 in 2003	24,921	33,432

	29,557	41,953

  Foreign currency risk

  Since the Company operates on an international scale, it is exposed to currency risks as a result of potential exchange rate fluctuations. As at December 31, 2004 and 2003, there are no significant forward exchange contracts outstanding.

  Fair value

  Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and balances of purchase price are financial instruments whose fair value approximates their carrying value due to their short-term maturity. The fair value of short-term and long-term investments is $30,099,730 ($42,046,465 in 2003), and $2,494,885 (nil in 2003) respectively. The fair value of long-term receivables approximates their carrying value. The fair value of long-term debt and convertible term loans has been established by discounting the future cash flows at an interest rate corresponding to that which the Company would currently be able to obtain for loans with similar maturity dates and terms. The fair value of long-term debt and convertible term loans is approximately $81,997,000 ($45,727,000 in 2003).

  Credit risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are maintained with high-credit quality financial institutions. Short-term investments consist primarily of bonds issued by high-credit quality corporations and institutions. Consequently, management considers the risk of non-performance related to cash and cash equivalents and short-term investments to be minimal.

  Generally, the Company does not require collateral or other security from customers for trade accounts receivable; however, credit is extended following an evaluation of creditworthiness. In addition, the Company performs on-going credit reviews of all its customers and establishes an allowance for doubtful accounts when accounts are determined to be uncollectible. Allowance for doubtful accounts amounted to $246,979 and $305,139 as at December 31, 2004 and 2003, respectively.

  Interest rate risk

  The Company's exposure to interest rate risk is as follows:

Cash and cash equivalents	Variable interest rate
Short-term investments	Fixed interest rate
Accounts receivable	Non-interest bearing
Unused lines of credit	Prime rate
Accounts payable and accrued liabilities	Non-interest bearing
Balances of purchase price	Non-interest bearing
Convertible term loans	As described in note 13
Long-term debt	As described in note 14

23    Commitments and guarantee

  The Company is committed to various operating leases for its premises totalling $2,828,000 in 2005, $2,449,000 in 2006, $2,428,000 in 2007, $1,775,000 in 2008 and $1,760,000 in 2009.

  The Company is also committed to some service and manufacturing contracts totalling $5,911,000 in 2005 and $187,000 in 2006.

  In October 2004, the Company entered into a $2.9 M (€1.75 M) bank guarantee in favour of one of its future landlords in Germany. Liability under this guarantee will only come into effect upon transfer into new rented premises, which is expected to be in 2005. This guarantee is only applicable upon failure on certain financial criteria and will be in force for an initial rental period of four years.

24    Summary of differences between generally accepted accounting principles in Canada and in the United States

  As a registrant with the Securities and Exchange Commission in the United States, the Company is required to reconcile its financial statements for significant measurement differences between generally accepted accounting principles as applied in Canada (Canadian GAAP) and those applied in the United States (U.S. GAAP).

  The following summary sets out the material adjustments to the Company's reported net loss, net loss per share and shareholders' equity which would be made to conform with U.S. GAAP:

  Statements of Operations

			Years Ended December 31,
			2004	2003	2003
			$	$	$
Net loss for the year under Canadian GAAP			(5,759)	(28,147)	(25,782)
Stock-based compensation costs	a	)	(12)	(64)	(254)
Accretion on convertible term loans	e	)	1,970	1,245	—
In-process R&D, net of related future income taxes	c	)	—	(16,276)	—
Amortization of in-process R&D	c	)	1,266	1,266	—
Financing costs allocated to other capital	e	)	(46)	(34)	—
Organization costs	b	)	(97)	—	—
Amortization of organization costs	b	)	—	45	87

Net loss for the year under U.S. GAAP			(2,678)	(41,965)	(25,949)

Other comprehensive loss
Unrealized gains on short-term investments	d	)	543	94	885
Less: Reclassification of adjustments for gains realized in net loss			(94)	(885)	(1,390)

Net unrealized losses (gains)			449	(791)	(505)

Foreign currency translation adjustments			(2,998)	3,277	580

Comprehensive loss			(5,227)	(39,479)	(25,874)

Basic and diluted net loss per share under U.S. GAAP			(0.06)	(0.98)	(0.67)

Weighted average number of shares outstanding under U.S. GAAP			45,569,176	42,993,432	38,584,537

  Statements of Deficit

			Years Ended December 31,
			2004	2003	2003
			$	$	$
Deficit in accordance with Canadian GAAP			(78,770)	(73,011)	(44,864)
Stock-based compensation costs
Current year			(12)	(64)	(254)
Cumulative effect of prior years			(4,962)	(4,898)	(4,644)
Accretion on convertible term loans
Current year	e	)	1,970	1,245	—
Cumulative effect of prior years			1,245	—	—
In-process R&D, net of related future income taxes
Current year	c	)	—	(16,276)	—
Cumulative effect of prior years			(16,276)	—	—
Amortization of in-process R&D, net of related income taxes
Current year	c	)	1,266	1,266	—
Cumulative effect of prior years			1,266	—	—
Amortization of financing costs allocated to other capital
Current year	e	)	(46)	(34)	—
Cumulative effect of prior years			(34)	—	—
Organisation costs			(97)	—	—
Amortization of organization costs
Current year	b	)	—	45	87
Cumulative effect of prior years			173	128	41

Deficit in accordance with U.S. GAAP			(94,277)	(91,599)	(49,634)

  Share Capital

	As at December 31,
	2004	2003
	$	$
Share capital in accordance with Canadian GAAP	189,274	187,601
Stock-based compensation costs related to stock option plan for underwriting compensation
Cumulative effect of prior years	(896)	(896)

Share capital in accordance with U.S. GAAP	188,378	186,705

  Other Capital

			As at December 31,
			2004	2003
			$	$
Other capital in accordance with Canadian GAAP			8,741	7,486
Reclassification of convertible term loans			(6,325)	(6,325)
Reclassification of financing costs related to convertible term loans			137	137
Stock-based compensation costs
Current year	a	)	12	64
Cumulative effect of prior years			4,962	4,898
Stock-based compensation costs related to stock option plan for underwriting compensation
Cumulative effect of prior years			896	896

Other capital in accordance with U.S. GAAP			8,423	7,156

  Accumulated other comprehensive income

	As at December 31,
	2004	2003
	$	$
Foreign currency translation adjustments
Balance — Beginning of year	4,045	768
Change during the year	(2,998)	3,277

Balance — End of year	1,047	4,045

Unrealized gains (losses) on short-term investments
Balance — Beginning of year	94	885
Change during the year	449	(791)

Balance — End of year	543	94

Accumulated other comprehensive income	1,590	4,139

  Balance Sheets

  The following table summarizes the significant differences between the balance sheet items under Canadian GAAP as compared to U.S. GAAP as at December 31, 2004 and 2003

			As at December 31, 2004		As at December 31, 2003
			As reported	U.S. GAAP	As reported	U.S. GAAP
			$	$	$	$
Intangible assets	c	)	75,490	52,153	65,513	40,132
Convertible term loans	e	)	24,890	28,000	19,920	25,000
Future income tax liabilities	c	)	24,590	15,094	25,991	15,620
Shareholders' Equity
Share capital			189,274	188,378	187,601	186,705
Other capital	e	)	8,741	8,423	7,486	7,156
Deficit			(78,770)	(94,277)	(73,011)	(91,599)
Cumulative translation adjustment			1,047	—	4,045	—
Accumulated other comprehensive income			—	1,590	—	4,139

  Statements of cash flows

  For the years ended December 31, 2004, 2003 and 2002, there are no significant differences between the statements of cash flows under Canadian GAAP as compared to U.S. GAAP.

  a)    Stock-based compensation

    Through December 31, 2002, the Company and its subsidiaries accounted for their stock-based compensation plan under the intrinsic value method in accordance with APB 25. There is no expense recognized for stock options as they were granted at the stock price on the grant date and, therefore they have no intrinsic value. Effective January 1, 2003, the Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 123 using the prospective transition method. SFAS 123 requires all stock-based compensation awards, including stock options, to be accounted for at fair value. Under this prospective transition method, all new awards granted to employees on or after January 1, 2003 are accounted for at fair value. Awards outstanding as of December 31, 2002, if not subsequently modified, continue to be accounted for under APB 25. Fair value is based on a Black-Scholes valuation model with compensation costs recognized in the statement of operations over the required service period.

    As elected under Canadian GAAP, all stock-based compensation awards granted since January 1, 2003 have been expensed in the financial statements using the fair value method.

  b)    Organization costs

    Under U.S. GAAP, all organization costs are expensed as incurred. Under Canadian GAAP, organization costs are accounted for as intangible assets and are amortized on a straight-line basis over a five-year period.

  c)    Research and development costs

    Under U.S. GAAP, all development costs are expensed as incurred. Under Canadian GAAP, development costs which meet generally accepted criteria for deferral are capitalized and amortized. As at December 31, 2004, the Company had not deferred any development costs.

    Furthermore, under U.S. GAAP, in-process research and development acquired in a business combination is written off at the time of acquisition. Under Canadian GAAP, in-process research and development acquired in a business combination is capitalized and amortized over its estimated useful life.

  d)    Short-term investments

    Short-term investments, which are classified as available-for-sale securities, include the Company's investment in bonds for which the Company does not have the positive intent or ability to hold to maturity. Under U.S. GAAP, available-for-sale securities are carried at fair value with unrealized gains and losses net of the related tax effects as part of other comprehensive loss.

    Under Canadian GAAP, short-term investments are valued at the lower of amortized cost and market value.

  e)    Convertible term loans

    Under Canadian GAAP, proceeds from the issuance of convertible term loans are allocated among long-term convertible term loans and shareholder's equity, resulting in a debt discount that is amortized to expense over the term of the loans. The financing costs related to those loans have been allocated on a pro-rata basis between deferred charges and other capital. Under U.S. GAAP, those costs are all included in deferred charges and amortized over the term of the loans, and convertible term loans are totally considered as long-term debt.

25    Subsequent events

  a)    Financing

    On January 17, 2005, Atrium refinanced its debt through a revolving credit facility, renewable annually, of an authorized amount of $75,000,000, bearing interest at variable rates and for which a first hypothec on all assets of Atrium and its North American subsidiaries has been given as security. Moreover, all of the shares held by Atrium in its French subsidiaries has been given as collateral security. Atrium reimbursed its loan in the form of banker's acceptance through the issuance of the credit facility.

  b)    Acquisitions

    Echelon Biosciences inc.

    On January 1, 2005, the Company completed the acquisition of 100% of the issued and outstanding common shares of Echelon Biosciences inc. for a total consideration of $3,200,000 (US$2,700,000) paid by the issuance of 443,905 common shares of the Company. The acquisition is subject to contingent payments specified in the agreement for an approximate amount of $4,200,000 (US$3,500,000) of which an amount of $3,500,000 (US$2,900,000) will be payable in shares and the balance of $700,000 (US$600,000) payable in cash at the latest in January 2008 once the conditions will have been met.

    This company, based in the United States, focuses on the transduction signalling technology. It has early therapeutic leads against some forms of cancer and the focus is also on small molecule agonists and antagonists to lipid-protein signalling interactions which are new and important therapeutic targets.

    This acquisition will be accounted for using the purchase method and the results of operations will be included in the statements of operations of the Company from the date of acquisition.

    MultiChem Import Export Inc. and MultiChem Trading Inc.

    On January 24, 2005, Atrium, through its new subsidiary, MultiChem Import Export (2005) Inc., completed the acquisition of the operating assets of MultiChem Import Export Inc. and MultiChem Trading Inc. for total consideration of approximately $22,850,000 of which $1,400,000 paid cash and the balance from the revolving credit facility negotiated in January 2005. The acquisition is subject to contingent payments specified in the agreement for an approximate amount of $1,500,000. This company is a Canadian marketer of active ingredients and specialty chemicals sold to customers in Canada and the North-eastern United States.

    This acquisition will be accounted for using the purchase method and the results of operations will be included in the statements of operations of the Company from the date of acquisition.

  c)    Articles of Amendment

    On March 10, 2005, Atrium filed Articles of Amendment so as to sub-divide its issued and outstanding shares on a four-for-one basis, reorganize its share capital and remove the private company conditions contained in its Articles.

    The data related to Atrium's stock option plan appearing in note 16f) have been updated to give effect to the stock split.

    Furthermore, the multiple voting shares held by the Company will automatically be converted into subordinate voting shares on a one-for-one basis: i) upon any transfer thereof, subject to limited exceptions; ii) within five years from the closing date of the initial public offering of Atrium; and iii) in certain circumstances including a change of control of the Company.

  d)    Stock Option Plan

    On February 11, 2005, the Board of Directors of Atrium adopted the 2005 Stock Option Plan (the "2005 Plan"), which will enter into effect upon the closing of Atrium's initial public offering. At that time, all options issued and outstanding under Atrium original stock option plan will become subject to the 2005 Plan. Under the 2005 Plan, the Board of Directors of Atrium may grant options to acquire Subordinate Voting Shares to Atrium's directors, officers, employees and service providers, and those of its subsidiaries.

    The exercise price of options granted under the 2005 Plan is set at the time of the grant of the options, but cannot be less than the volume weighted average trading price of the Subordinate Voting Shares on the Toronto Stock Exchange for the five trading days immediately preceding the day on which an option is granted. The maximum period during which options may be exercised is ten years from the date on which they are granted.

  e)    Initial Public Offering of Shares

    Atrium filed a preliminary prospectus dated February 15, 2005 relating to the sale and issue of Subordinate Voting Shares of Atrium.

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Exhibit 3
ÆTERNA ZENTARIS INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2004, 2003 and 2002 (tabular amounts in thousands of Canadian dollars, except share/option and per share/option data and as otherwise noted)